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                                                                    Exhibit 7(w)

[Janus Letterhead]

                                LETTER AGREEMENT

February 15, 2005

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Adviser Series (the "Trust") has changed the name of Janus Adviser Flexible Income Fund to Janus Adviser Flexible Bond Fund (the "Fund"), effective February 28, 2005. The Trust requests confirmation that all references to "Janus Adviser Flexible Income Fund" in the Custodian Contract dated June 29, 2000, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Adviser Flexible Bond Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES

By: /s/Girard C. Miller
    -------------------------------------------------------
    Girard C. Miller, President and Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By: /s/Joseph L. Hooley
    -------------------

Agreed to this 22nd day of February, 2005.

cc: Kelly Hagg